Exhibit 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

September 12, 2025

The Board of Directors

URSB Bancorp, Inc.

11-15 Cooke Avenue

Carteret, New Jersey 07008

 Re:          URSB Bancorp, Inc.

 Common Stock, Par Value $0.01 Per Share

To the Board of Directors:

 You have requested the opinion of this firm as to certain matters in connection with the registration of the shares of common stock, par value $0.01 per share (“Common Stock”), of URSB Bancorp, Inc. (the “Company”), as well as the registration of participation interests in the Common Stock (“Participation Interests”) to be purchased by the United Roosevelt Savings Bank 401(k) & Profit Sharing Plan. We have reviewed the Company’s Articles of Incorporation, the Company’s Registration Statement on Form S-1 (the “Form S-1”), the Plan of Conversion of United Roosevelt, MHC (the “Plan”), as well as applicable statutes and regulations governing the Company, the offer and sale of the shares of Common Stock, the contribution of the shares of Common Stock to the URSB Charitable Foundation, Inc. (the “Foundation”), and the registration of the Participation Interests. The opinions expressed below are limited to the laws of the State of Maryland (which includes applicable provisions of the Maryland General Corporation Law, the Maryland Constitution, and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).

 We are of the opinion that, upon the declaration of effectiveness of the Form S-1: (i) the shares of Common Stock, when issued and sold in accordance with the Plan, will be legally issued, fully paid and non-assessable, (ii) the shares of Common Stock, when contributed to the Foundation in accordance with the Plan, will be legally issued, fully paid and non-assessable, and (iii) the Participation Interests, when validly offered in the manner described in the Form S-1, will be binding obligations of the Company.

 This opinion has been prepared solely for the Company’s use in connection with the preparation and filing of the Form S-1, and shall not be used for any other purpose without our prior express written consent. We hereby consent to our firm being referenced under the caption “Legal Matters” in the Prospectus contained in the Form S-1 and to the filing of this opinion as an exhibit to the Form S-1. By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Luse Gorman, PC

Luse Gorman, PC